Exhibit 99.1

NEOFORMA REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

SAN JOSE, CA – April 25, 2005 – Neoforma, Inc. (Nasdaq: NEOF), a leading provider of supply chain management solutions for the healthcare industry, generated total revenue of $2.6 million on a generally accepted accounting principles (GAAP) basis in the quarter ended March 31, 2005, a decrease from the $2.9 million reported in the same quarter in the previous year. Excluding the impact of Emerging Issues Task Force Abstract No. 01-9 (EITF No. 01-9), Neoforma generated total adjusted revenue of $18.0 million in the first quarter of 2005, a decrease from the $18.4 million reported in the same quarter of the prior year.

In accordance with GAAP, Neoforma’s net loss and net loss per share were $17.0 million and $0.87, respectively, in the first quarter of 2005, increasing from the $13.2 million net loss and $0.69 net loss per share reported in the same quarter of 2004. On an adjusted basis, net income and net income per share were $3.5 million and $0.18, respectively, decreasing from the $5.5 million net income and $0.29 net income per share reported in the first quarter of 2004.

Neoforma’s adjusted financial information, which is not in accordance with GAAP, excludes the application of EITF No. 01-9 and certain expenses, gains and losses. Adjusted financial information serves as a measure of the performance of Neoforma’s ongoing core operations. A description of the adjusted financial information for the periods presented and a reconciliation of these results to GAAP financial information are included in the attached financial statements and are available in the investor relations section of Neoforma’s Web site at http://investor.neoforma.com.

“While we are exploring strategic alternatives, we continue to maintain our focus on serving our customers with a high level of passion and commitment to their success,” says Bob Zollars, chairman and chief executive officer.

First Quarter 2005 Highlights

In the first quarter, Neoforma made significant progress in several key areas, including:

•	Forged a strategic relationship with Consorta, Inc. to provide order and data management solutions to Consorta members;

•	Renewed contracts for all eight of the hospitals up for renewal during the first quarter and signed seven new hospitals to Marketplace@Novation®;

•	Implemented approximately 700 connections, up nearly 50% over the same quarter of 2004;

•	Supported $3.0 billion in volume, representing a 25% increase from the same quarter in the previous year and comprised of $1.2 billion in gross transaction volume and $1.8 billion in supply chain data; and

•	Ended the quarter with $30.5 million in cash, cash equivalents and short-term investments.

First Quarter 2005 Financial Results

For the quarter ended March 31, 2005, on a GAAP basis, Neoforma generated $2.6 million in total revenue, entirely comprised of non-related party revenue and decreasing from the $2.9 million in both total revenue and non-related party revenue recognized in the same quarter in the prior year. The primary reason for this decline was an anticipated $282,000 decrease in revenue related to a technology license sale that occurred in 2001. The revenue from this license sale was recognized over the three-year life of the underlying agreement through August 2004. As a result, the Company recognized $282,000 in revenue in the first quarter of 2004 and no revenue in the first quarter of 2005 related to this license sale.

On an adjusted basis, excluding the impact of EITF No. 01-9, Neoforma generated total revenue of $18.0 million in the first quarter of 2005, consisting of $15.4 million in related party revenue and $2.6 million in non-related party revenue. These revenue results represented a decrease from the $18.4 million in total revenue, $15.5 million in related party revenue and $2.9 million in non-related party revenue reported in the same quarter of the previous year.

Under EITF No. 01-9, Neoforma classifies non-cash amortization of partnership costs as an offset against related party revenue. Because the reductions to operating expenses and revenue are equal, this accounting treatment has no impact on Neoforma’s loss from operations, net loss, net loss per share or total cash flow.

In the first quarter of 2005, Neoforma’s total operating expenses, on a GAAP basis, were $19.7 million, increasing from the $16.2 million reported in the same quarter in 2004. The increase in GAAP operating expenses in the first quarter of 2005, as compared to the same quarter in the previous year, was primarily the result of a $1.4 million increase in depreciation and amortization of property and equipment and amortization of deferred compensation, a $1.1 million decrease in software development costs capitalized and a $767,000 restructuring charge recorded in the first quarter of 2005. The restructuring charge represented anticipated costs for idle facilities, net of expected sublease income, in the Company’s headquarters building.

Adjusted operating expenses for the first quarter of 2005 totaled $14.8 million, increasing from the $12.9 million in adjusted operating expenses reported in the same period in the prior year. The increase in adjusted operating expenses was primarily due to the previously mentioned $1.1 million decrease in software development costs capitalized as well as an increase in employee-related costs due principally to an increase in headcount.

On a GAAP basis, in the first quarter of 2005, Neoforma’s loss from operations equaled $17.1 million, an increase from the $13.3 million reported in the same quarter in the previous year.

In the first quarter of 2005, Neoforma generated $3.3 million in EBITDA, decreasing from the $5.5 million generated in the first quarter of 2004.

As of March 31, 2005, Neoforma’s cash, cash equivalents and short-term investments totaled $30.5 million, a $4.7 million increase from the $25.9 million reported as of year-end 2004. Neoforma continues to remain debt-free.

Neoforma’s free cash flow in the first quarter of 2005 totaled $4.0 million. Free cash flow is calculated as net cash used in operating activities, plus amortization of partnership costs offset against related party revenue, minus purchases of property and equipment and capitalization of software development costs. The free cash flow results for the first quarter included the January receipt of the delayed December $5.25 million payment from Novation for the services that Neoforma provides.

“Neoforma’s financial performance in the first quarter generally met our expectations,” says Andrew Guggenhime, chief financial officer of Neoforma. “We met our revenue guidance and increased the strength of our balance sheet. Our expenses increased largely due to planned investments into our business to support our strategy and a reduction in software development costs capitalized. Our expense results will continue to be impacted by the amount of software development costs capitalized, which we expect will fluctuate based on the timing and nature of certain development projects. We believe our first quarter software development costs capitalized were lower than they will be going forward and are not necessarily indicative of our full year expectations.”

Second Quarter 2005 Revenue Outlook

Neoforma expects to generate approximately $2.8 million in GAAP revenue and $18.2 million in adjusted revenue in the second quarter of 2005.

About Neoforma

Neoforma is a leading supply chain management solutions provider for the healthcare industry. Through a unique combination of technology, information and services, Neoforma provides innovative solutions to over 1,600 hospitals and suppliers, supporting more than $11 billion in annualized transaction volume. By bringing together contract information and order data, Neoforma’s integrated solution set delivers a comprehensive view of an organization’s supply chain, driving significant cost savings and better decision-making for both hospitals and suppliers. For more information, point your browser to http://www.neoforma.com.

###

This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include but are not limited to statements related to Neoforma’s business and financial outlook for part of calendar 2005. There are a number of risks that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks include the ongoing process of exploring strategic alternatives and the risks associated with the previously announced desire of Novation, LLC to lower the fees it pays to Neoforma under its outsourcing agreement, and the willingness of customers to accept Neoforma’s business model of providing supply chain management solutions for the healthcare industry. Some of these risks and other risks are described in Neoforma’s periodic reports filed with the SEC, including its Form 10-K for the year ended December 31, 2004. These statements are current as of the date of this release and Neoforma assumes no obligation to update the forward-looking information contained in this news release.

Neoforma is a trademark of Neoforma, Inc. Other Neoforma logos, product names and service names are also trademarks of Neoforma, Inc., which may be registered in other countries. Other product and brand names are trademarks of their respective owners.

Contacts:

Rebecca Oles, Neoforma, media, 408.468.4363, rebecca.oles@neoforma.com

Amanda Mogin, Neoforma, investors, 408.468.4251, amanda.mogin@neoforma.com

NEOFORMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2004	2005
REVENUE:
Related party, net of amortization of partnership costs of $15,478 and $15,421 for the three months ended March 31, 2004 and 2005, respectively	$—	$—
Non-related party	2,928	2,620

Total revenue	2,928	2,620
OPERATING EXPENSES:
Cost of services	2,061	2,968
Operations	2,998	3,168
Product development	3,638	5,062
Selling and marketing	3,656	3,544
General and administrative	2,238	3,046
Amortization of intangibles	147	147
Amortization of partnership costs	1,472	1,042
Restructuring	—	767

Total operating expenses	16,210	19,744

Loss from operations	(13,282)	(17,124)

OTHER INCOME (EXPENSE)	68	167

Net loss	$(13,214)	$(16,957)

NET LOSS PER SHARE:
Basic and diluted	$(0.69)	$(0.87)

Weighted average shares — basic and diluted	19,069	19,586

In addition to our consolidated financial statements presented in accordance with GAAP, Neoforma, Inc. uses non-GAAP, or adjusted, measures of operating results, net income and net income per share, which are adjusted from results based on GAAP to exclude the application of EITF No. 01-9 and certain expenses, gains and losses. Neoforma management believes that the non-GAAP adjusted results provide added insight into the Company's performance by focusing on results generated by the Company's ongoing core operations. Neoforma management uses the non-GAAP adjusted results when assessing the performance of its ongoing core operations, in making resource allocation decisions and for planning and forecasting. Additionally, incentive compensation for the Company, including management, is based on results on this basis. In addition, because we historically have reported adjusted results, we believe the inclusion of comparative numbers provides consistency in our financial reporting. The non-GAAP financial measures should be considered in addition to, not as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures.

NEOFORMA, INC.

ADJUSTED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2004	2005
REVENUE:
Related party	$15,478	$15,421
Non-related party	2,928	2,620

Total adjusted revenue	18,406	18,041
OPERATING EXPENSES:
Cost of services	1,686	2,464
Operations	2,485	2,450
Product development	3,348	4,312
Selling and marketing	3,407	3,017
General and administrative	2,007	2,510

Adjusted operating expenses	12,933	14,753

EBITDA	5,473	3,288
OTHER INCOME (EXPENSE)	68	167

Adjusted net income	$5,541	$3,455

ADJUSTED NET INCOME PER SHARE:
Basic	$0.29	$0.18

Weighted average shares — basic	19,069	19,586

(1)	These adjusted condensed consolidated statements of operations exclude the impact of EITF No. 01-9 and certain expenses, gains and losses. Under EITF No. 01-9, the Company offsets non-cash amortization of partnership costs against related party revenue in an amount equal to the lesser of the two in any period. Any amortization of partnership costs in excess of related party revenue in any period is classified as an operating expense. As a result of the adoption of EITF No. 01-9, the Company offset $15,478 and $15,421 of amortization of partnership costs against related party revenue in its GAAP condensed consolidated statements of operations for the three months ended March 31, 2004 and 2005, respectively. As reclassifications, the application of EITF No. 01-9 had no impact on loss from operations, net loss or net loss per share. The excluded expenses, gains and losses consisted of depreciation and amortization of property and equipment, amortization of intangibles, amortization of deferred compensation, amortization of partnership costs and restructuring.

NEOFORMA, INC.

RECONCILIATION OF ADJUSTED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS TO GAAP

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31, 2005
				GAAP Allocations
	Adjusted Results	Excluded Expenses, Gains and Losses	Application of EITF No. 01-9	Depreciation and Amortization of Property and Equipment	Amortization of Deferred Compensation	GAAP Results As Reported
REVENUE:
Related party	$15,421	$—	$(15,421)	$—	$—	$—
Non-related party	2,620	—	—	—	—	2,620

Total revenue	18,041	—	(15,421)	—	—	2,620

OPERATING EXPENSES:
Cost of services	2,464	—	—	307	197	2,968
Operations	2,450	—	—	570	148	3,168
Product development	4,312	—	—	480	270	5,062
Selling and marketing	3,017	—	—	258	269	3,544
General and administrative	2,510	—	—	248	288	3,046

Adjusted operating expenses	14,753

EBITDA	3,288

Depreciation and amortization of property and equipment	—	1,863	—	(1,863)	—	—
Amortization of intangibles	—	147	—	—	—	147
Amortization of deferred compensation	—	1,172	—	—	(1,172)	—
Amortization of partnership costs		16,463	(15,421)	—	—	1,042
Restructuring	—	767	—	—	—	767

Total operating expenses		20,412	(15,421)	—	—	19,744

Loss from operations		(20,412)	—	—	—	(17,124)

OTHER INCOME (EXPENSE)	167	—	—	—	—	167

Net income (loss)	$3,455	$(20,412)	$—	$—	$—	$(16,957)

NET INCOME (LOSS) PER SHARE:
Basic	$0.18					$(0.87)

Weighted average shares - basic	19,586					19,586

	Three Months Ended March 31, 2004
				GAAP Allocations
	Adjusted Results	Excluded Expenses, Gains and Losses	Application of EITF No. 01-9	Depreciation and Amortization of Property and Equipment	Amortization of Deferred Compensation	GAAP Results As Reported
REVENUE:
Related party	$15,478	$—	$(15,478)	$—	$—	$—
Non-related party	2,928	—	—	—	—	2,928

Total revenue	18,406	—	(15,478)	—	—	2,928

OPERATING EXPENSES:
Cost of services	1,686	—	—	305	70	2,061
Operations	2,485	—	—	464	49	2,998
Product development	3,348	—	—	190	100	3,638
Selling and marketing	3,407	—	—	129	120	3,656
General and administrative	2,007	—	—	103	128	2,238

Adjusted operating expenses	12,933

EBITDA	5,473
Depreciation and amortization of property and equipment	—	1,191	—	(1,191)	—	—
Amortization of intangibles	—	147	—	—	—	147
Amortization of deferred compensation	—	467	—	—	(467)	—
Amortization of partnership costs	—	16,950	(15,478)	—	—	1,472

Total operating expenses		18,755	(15,478)	—	—	16,210

Loss from operations		(18,755)	—	—	—	(13,282)

OTHER INCOME (EXPENSE)	68	—	—	—	—	68

Net income (loss)	$5,541	$(18,755)	$—	$—	$—	$(13,214)

NET INCOME (LOSS) PER SHARE:
Basic	$0.29					$(0.69)

Weighted average shares - basic	19,069					19,069

NEOFORMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	December 31, 2004	March 31, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,277	$17,523
Short-term investments	12,593	13,021
Accounts receivable, net of allowance for doubtful accounts	2,898	2,644
Related party accounts receivable	5,250	—
Prepaid expenses and other current assets	2,983	3,668

Total current assets	37,001	36,856

PROPERTY AND EQUIPMENT, net	11,501	10,950
INTANGIBLES, net	1,434	1,287
GOODWILL	1,652	1,652
CAPITALIZED PARTNERSHIP COSTS, net	40,996	24,532
RESTRICTED CASH	1,020	1,020
OTHER ASSETS	845	782

Total assets	$94,449	$77,079

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,994	$2,361
Accrued payroll	3,974	2,884
Other accrued liabilities	2,839	3,561
Deferred revenue, current portion	1,564	1,358

Total current liabilities	12,371	10,164
DEFERRED RENT	387	320
DEFERRED REVENUE, less current portion	326	286

Total liabilities	13,084	10,770

STOCKHOLDERS’ EQUITY:
Common Stock $0.001 par value:
Authorized — 300,000 shares at March 31, 2005
Issued and outstanding: 20,244 and 20,558 shares at December 31, 2004 and March 31, 2005, respectively	20	21
Additional paid-in capital	839,307	841,973
Notes receivable from stockholders	(225)	(213)
Deferred compensation	(3,775)	(4,503)
Unrealized loss on available-for-sale securities	(25)	(75)
Accumulated deficit	(753,937)	(770,894)

Total stockholders’ equity	81,365	66,309

Total liabilities and stockholders’ equity	$94,449	$77,079

NEOFORMA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(all items unaudited)

	Three Months Ended March 31,
	2004	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(13,214)	$(16,957)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for doubtful accounts	96	—
Accrued interest receivable on stockholder notes receivable	(6)	(2)
Depreciation and amortization of property and equipment	1,191	1,863
Amortization of intangibles	147	147
Amortization of partnership costs classified as an operating expense	1,472	1,042
Amortization of deferred compensation	467	1,172
Restructuring	—	767
Change in assets and liabilities:
Accounts receivable	212	5,504
Prepaid expenses and other current assets	(22)	(685)
Other assets	67	63
Accounts payable	(581)	(1,014)
Accrued liabilities and accrued payroll	(1,598)	(1,160)
Deferred revenue	(569)	(246)
Deferred rent	(14)	(42)

Net cash used in operating activities	(12,352)	(9,548)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable investments	(1,347)	(2,356)
Proceeds from the sale or maturity of marketable investments	3,206	1,878
Purchases of property and equipment	(1,236)	(1,165)
Capitalization of software development costs	(1,768)	(714)

Net cash used in investing activities	(1,145)	(2,357)

CASH FLOWS FROM FINANCING ACTIVITIES:
Amortization of partnership costs offset against related party revenue	15,478	15,421
Cash received related to options exercised	250	242
Proceeds from the issuance of common stock under the employee stock purchase plan	526	474
Common stock repurchased, net of notes receivable issued to common stockholders	(177)	—
Collections of notes receivable from stockholders	44	14

Net cash provided by financing activities	16,121	16,151

Net increase in cash and cash equivalents	2,624	4,246
Cash and cash equivalents, beginning of period	9,981	13,277

Cash and cash equivalents, end of period	$12,605	$17,523